Exhibit 10.3

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of October 13th, 2022, by and among Next Fintech Holdings, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A attached to this Agreement (each an “Investor” and together the “Investors”).

WHEREAS, the Company and certain Investors are parties to that certain Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which the Investors have agreed to (i) purchase shares of the Common Stock of the Company, par value $0.0001 per share (the “Common Stock”) and (ii) warrants to purchase shares of NextPlay Technologies, Inc., the parent corporation of the Company (the “Parent”) held by NextBank International, Inc. (also a subsidiary of the Parent (“NextBank”).

NOW, THEREFORE, the Company and the Investors agree as follows:

1. Definitions.

1.1 “Affiliate” means, without limitation, any general partner, managing member, officer, director or trustee, or any venture capital fund or other investment fund now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such party.

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended and/or restated from time to time.

1.4 “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.5 “Company Notice” means written notice from the Company notifying the selling Investors and Parent that the Company intends to exercise its Right of First Refusal as to all of the Transfer Stock with respect to any Proposed Investor Transfer.

1.6 “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

1.7 “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

1.8 “Foreign Person” means either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.

1.9 “Parent” means NextPlay Technologies, Inc.

1.10 “Parent Notice” means written notice from Parent notifying the Company and the selling Investor(s) that Parent intends to exercise its Secondary Refusal Right as to the Transfer Stock with respect to any Proposed Investor Transfer.

1.11 “Proposed Investor Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors.

1.12 “Proposed Transfer Notice” means written notice from an Investor setting forth the terms and conditions of a Proposed Investor.

1.13 “Prospective Transferee” means any person to whom an Investor proposes to make a Proposed Investor Transfer.

1.14 “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase all of the Transfer Stock with respect to a Proposed Investor Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.15 “Secondary Notice” means written notice from the Company notifying Parent and the selling Investor that the Company does not intend to exercise the Right of First Refusal as to the Transfer Stock with respect to a Proposed Investor Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.16 “Secondary Refusal Right” means the right, but not an obligation, of Parent to purchase all of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.17 “Transfer Stock” means shares of Common Stock owned by an Investor, or issued to an Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

2. Agreement Among the Company, Parent and the Investors.

2.1 Right of First Refusal.

(a) Grant. Subject to the terms of Section 2.3 below, each Investor hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all of the Transfer Stock that such Investor may propose to transfer in a Proposed Investor Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee. Notwithstanding anything to the contrary in this Agreement, an Investor may not make a Proposed Investor Transfer until the 2-year anniversary of the date hereof.

(b) Notice. Each Investor proposing to make a Proposed Investor Transfer must deliver a Proposed Transfer Notice to the Company and Parent not later than forty-five (45) days prior to the consummation of such Proposed Investor Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Investor Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Investor Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Investor, Parent within ten (10) days after delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be purchased by the Company.

(c) Grant of Secondary Refusal Right to Parent. Subject to the terms of Section 2.3 below, each Investor hereby unconditionally and irrevocably grants to Parent a Secondary Refusal Right entitling Parent the right to purchase all of the Transfer Stock not purchased in the event that the Company does not exercise the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not provide the Company Notice exercising its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Investor Transfer, the Company must deliver a Secondary Notice to the selling Investor and to Parent to that effect no later than ten (10) days after the selling Investor delivers the Proposed Transfer Notice to the Company. To exercise the Secondary Refusal Right, Parent must deliver a Parent Notice to the selling Investor and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board of Directors and as set forth in the Company Notice. If the Company or Parent cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or Parent may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and Parent shall take place, and all payments from the Company and Parent shall have been delivered to the selling Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Investor Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Investor Transfer not made in compliance with the requirements of this Agreement, and other than to the Company or Parent, shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Investor becomes obligated to sell any Transfer Stock to the Company or to Parent under this Agreement and fails to tender in accordance with 2.1 of this Agreement such Transfer Stock in accordance with the terms of this Agreement, the Company and/or Parent may, at its option, in addition to all other remedies it may have, send to such Investor the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or Parent (or request that the Company effect such transfer in the name of an Investor) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

2.3 Drag-Along Transaction. If a transaction that would result in the sale of fifty percent (50%) or more of the outstanding voting power of the Company (whether by merger or otherwise) to a third party (a “Drag-Along Transaction”) is approved by the Board, then, upon ten (10) days written notice to the holders of all Common Stock, which notice shall include substantially all of the material details of the proposed transaction, including the proposed time and place of closing and the estimated consideration to be received by the holders in such transaction, no holder shall raise any objection to such Drag-Along Transaction and each holder shall be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all of its shares of Common Stock, in the same transaction at the closing thereof. Each holder shall be required to make only representations and warranties on a several and not joint basis regarding the valid and authorized sale of its shares of Common Stock and that such holder has good and marketable title to such shares of Common Stock, free and clear of all liens, claims and other encumbrances (other than restrictions imposed pursuant to applicable securities laws and this Agreement that do not relate to any breach or default by the transferor of such Common Stock hereunder). The proceeds (net of transaction costs) from such Drag-Along Transaction, including any subsequent distribution of all or any portion of any indemnification or other escrow, shall be distributed to the Investors pro rata, and the type of consideration and payment terms applicable to the Common Stock will be identical in all material respects with respect to all the shares in such class or series. Each Investor shall take all other reasonably necessary and customary actions in connection with the consummation of the Drag-Along Transaction, including, without limitation, the execution of such agreements, consents and instruments and the performance of such other actions as are reasonably necessary to effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth herein. If the Investors have any indemnification obligations in connection with a Drag-Along Transaction, (i) the terms and conditions of each such Investor’s indemnification obligation shall be in proportion to their relative entitlement to proceeds with respect of such Investor’s shares of Common Stock in connection with the Drag-Along Transaction, such that the indemnification obligations (and the funding of any escrow) shall be in inverse order that distributions are to be made, and (ii) in no event shall any Investor be liable for the indemnification obligation of any other Investor or be required to provide indemnification in excess of the proceeds actually received by such Investor in the Drag-Along Transaction. No Investor shall be required to enter into any covenants that are not required to be made by all the other holders of shares of Common Stock in connection with a Drag-Along Transaction.

3. Exempt Transfers.

3.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply (a) in the case of an Investor that is an entity, upon a transfer by such Investor to its subsidiaries, affiliates, stockholders, members, partners, or other equity holders, (b) to a repurchase of Transfer Stock from an Investor by the Company at a price no greater than that originally paid by such Investor for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, or (c) the case of an Investor that is a natural person, upon a transfer of Transfer Stock by such Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of such Investor (or his or her spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “family members”).

3.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”); or (b) pursuant to a Deemed Liquidation Event (as defined in the Certificate of Incorporation).

3.3 Prohibited Transferees. Notwithstanding the foregoing, no Investor shall transfer any Transfer Stock to (a) any entity which, in the determination of the Board of Directors and Parent, directly or indirectly competes with, or is otherwise adverse to, the Company; (b) any customer, distributor or supplier of the Company, if the Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier; or (c) any Foreign Person that pursuant to any such transfer would acquire any DPA Triggering Rights, unless otherwise approved by the Board of Directors.

4. Legend. Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Investors or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5. Lock-Up.

5.1 Agreement to Lock-Up. Each Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, and shall only be applicable to the Investors if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2 Stop Transfer Instructions. In order to enforce the foregoing covenant in Section 5.1, the Company may impose stop-transfer instructions with respect to the shares of Common Stock of each Investor (and transferees and assignees thereof) until the end of such restricted period.

6. Voting Provisions Regarding the Board.

6.1 Shares. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Common Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

6.2 Board Composition. Parent and Investors agree to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons:

(a) Next Fintech Board. To the board of directors of the Company, as the Investor Director, one person designated from time to time by Investor (the “Investor Designee”), for so long as such Stockholder and its Affiliates (as defined below) continue to own beneficially an aggregate of at least 20 shares of Common Stock, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like; and

(b) NextBank Board. To the board of directors of NextBank, as the Investor Director, one person designated from time to time by Investor (the “NextBank Investor Designee”), for so long as such Stockholder and its Affiliates (as defined below) continue to own beneficially an aggregate of at least 20 shares of Common Stock, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like; and

(c) Board Seat Exchange. In the event that the Investor exercises and consummates the NextBank Exchange Option (as defined in the Purchase Agreement), the Investor Designee shall resign from the board of directors of the Company, and Investor shall be able to appoint two (2) directors to the board of directors of Netback in accordance with the rights of Section 6.2(b) above.

To the extent that any of clauses (a) through (c) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the Stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

6.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled as provided above.

6.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 6.2 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of at least a majority of the shares of stock, entitled under Section 6.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 6.2 is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 6.2 shall be filled pursuant to the provisions of this Section 6; and

(c) upon the request of any party entitled to designate a director as provided in Section 6.2 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Section 6, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

6.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

7. Miscellaneous.

7.1 Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO; and (b) the consummation of a Deemed Liquidation Event (as defined in the Certificate of Incorporation).

7.2 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Common Stock occurring after the date of this Agreement.

7.3 Ownership. Each Investor represents and warrants that such Investor is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

7.4 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one (1) arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one (1) arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New Castle County, Delaware, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereof, as the case may be, or to such email address or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to Next Fintech Holdings, Inc.; and a copy (which copy shall not constitute notice) shall also be sent to Procopio, Cory, Hargreaves & Savitch LLP, 12544 High Bluff Drive, Suite 400, San Diego, California, Attention: Christopher L. Tinen, Esq., at christopher.tinen@procopio.com.

(b) Consent to Electronic Notice. Each Investor and Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s or Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor and Investor agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

7.6 Entire Agreement. This Agreement (including, the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.8 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 7.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the Investors holding a majority of the shares of Transfer Stock then held by all of the Investors. Notwithstanding the foregoing, any amendment or modification that disproportionately affects a particular Investor or group of Investors shall require the prior written consent of such Investors. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Investors and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one (1) or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.9 Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Investor, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) The rights of Parent hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) to any Affiliate, or (ii) to an assignee or transferee who acquires at least fifty percent (50%) of the outstanding shares of Common Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

7.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.12 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.14 Aggregation of Stock. All shares of Common Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.15 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Investors hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

COMPANY:
Next Fintech Holdings, Inc.

By:	/s/ J. Todd Bonner
Name:	J. Todd Bonner
Title:	Director

INVESTOR:

Signature:	/s/
Name:

PARENT:
NextPlay Technologies, Inc.

By:	/s/ J. Todd Bonner
Name:	J. Todd Bonner
Title:	Chairman

Signature Page to

Investor Rights Agreement

SCHEDULE A

INVESTORS